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                                                                    Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements of Vyrex Corporation on Forms S-3 (File No. 334-40665) and S-8 (File No. 333-50571) of our report, which contains an explanatory paragraph relating to the Corporation's ability to continue as a going concern, dated February 20, 2001 on the financial statements of Vyrex Corporation as of December 31, 2000 and 1999, and for the years ended December 31, 2000 and 1999 and for the period from January 2, 1991 (date of inception) to December 31, 2000, which report is included in this Annual Report on Form10-KSB.



San Diego, California
March 27, 2001